REVISED PROPOSAL FOR LEASE

TO:             Jones Naughton Entertainment, Inc.

ATTN:           Joe Naughton, President

LOCATION:       5681 Beach Blvd., Buena Park, CA 90621

SPACE: Suite 100 containing Approximately 1600 sq. ft. first floor (with 7 offices) excluding a small file storage room for Fonte.

LEASE TERMS: Three (3) year beginning upon completion of remodeling (improvements) with option to renew 3 more years at same rent and electric costs based on prorated sq. ft.

RENT: $1,600.00 per month, plus a pro-rated share of the building electric bill (calculated by square feet). Lessor is to consult with an energy efficiency company to obtain recommendation on how to lower the electric bill. Copies of electric bill statements will be provided to tenant upon request.

TENANT IMPROVEMENTS: Partitioning according to plans approved by tenant, painting, medium grade carpeting (plan and colors to be approved by tenant), including the removal one suite entrance door and 2 windows on the hallway. The changes have been discussed, a sketch of the floor plan has been submitted and the parties are in agreement.
Vic's (VC Tax & Accounting) office to be repainted and soiled ceiling boards replaced. Tentative plan to revise and upgraded exterior on building names with off-white letters on green background.
It is contemplated that the remodeling work will begin immediately. Preliminary bids and prices have been obtained and indicate a total of approx $6,200 for all tenant improvements to be paid by landlord*. Arrangements will be to do its much of the work as possible in the evenings & week ends and with the least amount of disruption to the tenants to the best of the workers ability and practicality. Tenant accepts and agrees to this arrangement and understand that nothing can be guaranteed as to noise and dust during this project. *Tenant agrees to pay the first year's rent in advance to help defray the costs of improvements.

OPTION TO, LEASE SUITE 101: Tenant will have the first right to lease suite 101 (approx 900 sq. ft.) currently being leased by Dennis Real Estate & College. They have indicated they need a larger space and will move as soon as they find another place. Their lease ends on August 21, 1999. They have been advised another tenant is interested in their space, and have been told they would be released from their lease earlier if they want to vacate prior to August 21, 1999. They could continue on a month to month basis until Naughton is ready to add that suite to their lease.

OTHER LEASE TERMS:

Lessor's responsibility: To pay property taxes, utilities, and or lessee and his guests.

Lessees's responsibility: To maintain suite; Provide public liability insurance and provide Lessor with copy.

DATED: July 21, 1999

/s/Joe Naughton, President

/s/Anthony N. Fonte, owner/Lessor